EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Operating Efficiency Drives Continued Earnings Improvement

Spokane, WA— January 31, 2006 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended December 31, 2005.

For the second quarter of fiscal 2006, Key Tronic reported total revenue of $45.4 million, compared to $44.3 million for the previous quarter and $51.2 million for the second quarter of fiscal 2005. For the first six months of fiscal 2006, total revenue was $89.6 million, compared to $100.0 million in the same period of fiscal 2005.

Net income for the second quarter of fiscal 2006 was $1.0 million or $0.10 per diluted share, up 45% from $702,000 or $0.07 per diluted share in the previous quarter and up 108% from $490,000 or $0.05 per share for the second quarter of fiscal 2005. For the first six months of fiscal 2006, net income was $1.7 million or $0.17 per diluted share, up 128% from $756,000 or $0.08 per share for the same period of fiscal 2005.

“We are very pleased with our improved production efficiencies in the second quarter, which resulted in increased operating income and earnings,” said Jack Oehlke, President and Chief Executive Officer. “Our sequential revenue growth in the quarter came primarily from one of our established customers, which had strong seasonal demand for its product. To help offset that seasonal slowdown, we expect a new program for a consumer product to get underway in the third quarter.

“In coming periods, we continue to pursue new programs and feel very positive about our position as a strong competitor for winning new EMS business across a variety of target markets. We are excited about the long-term opportunities and remain focused on improving operating efficiencies, controlling costs and maintaining profitability.”

In the third quarter of fiscal 2006, the Company expects revenue in the range of $42 million to $46 million and earnings between $0.07 and $0.11 per share.

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0204 or +1 303-262-2140. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11050135). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2006. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarters Ended		Six Months Ended
	December 31 2005	January 1 2005	December 31 2005	January 1 2005
Net sales	$45,360	$51,226	$89,610	$100,000
Cost of sales	41,260	47,235	$81,658	92,461

Gross profit on sales	4,100	3,991	7,952	7,539
Operating expenses:
Research, development and engineering	670	708	1,332	1,413
Selling	490	528	1,058	1,022
General and administrative	1,654	1,848	3,306	3,516

Total operating expenses	2,814	3,084	5,696	5,951
Operating income	1,286	907	2,256	1,588
Interest expense	275	308	536	607
Other (income) expense	—	(11)	—	(13)

Income before income taxes	1,011	610	1,720	994
Income tax provision (benefit)	(7)	120	—	238

Net income	$1,018	$490	$1,720	$756

Earnings per share:
Earnings per common share - basic	$0.10	$0.05	$0.18	$0.08
Weighted average shares O/S - basic	9,703	9,681	9,700	9,679
Earnings per common share - diluted	$0.10	$0.05	$0.17	$0.08
Weighted average shares O/S - diluted	10,022	9,966	10,086	9,942

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31 2005	July 2 2005
ASSETS
Current Assets:
Cash and cash equivalents	$2,120	$1,463
Trade receivables - net	19,878	24,191
Inventories	28,849	29,712
Other	2,993	3,482

Total current assets	53,840	58,848
Property, plant and equipment, net	10,449	10,011
Other Assets:
Restricted cash	933	1,158
Real estate	1,693	1,693
Other - net	734	426
Goodwill	765	765

Total other assets	4,125	4,042
Total Assets	$68,414	$72,901

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$690	$735
Accounts payable	20,362	25,475
Accrued compensation and vacation	3,483	5,241
Litigation settlement	—	812
Other	3,394	3,579

Total current liabilities	27,929	35,842
Long-Term Liabilities:
Revolving loan	9,210	7,412
Other	1,865	2,008

Total long-term liabilities	11,075	9,420
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,703 and 9,694 shares	38,477	38,426
Retained deficit	(9,067)	(10,787)

Total shareholders’ equity	29,410	27,639

Total Liabilities and Shareholders’ Equity	$68,414	$72,901